EXHIBIT 21.1

List of Subsidiaries of ADGS Advisory, Inc.

Direct and indirect wholly-owned subsidiaries:

Almonds Kisses Limited, a British Virgin Islands company

ADGS Advisory Limited, a Hong Kong corporation

Vantage Advisory Limited, a Hong Kong corporation

TH Strategic Management Limited, A Hong Kong corporation

Motion Tech Development Limited, a British Virgin Islands company

80% indirect owned subsidiary

ADGS Tax Advisory Limited, a Hong Kong corporation

Additional subsidiaries

Dynamic Golden Limited, a Hong Kong corporation, which is 30% owned by Almonds Kisses Limited